Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2022 relating to the consolidated financial statements of Creative Media & Community Trust Corporation and the effectiveness of Creative Media & Community Trust Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Creative Media & Community Trust Corporation for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Tempe, Arizona

November 21, 2022